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Exhibit 99
                                                                 PR NEWSWIRE

           NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES NET INCOME
             AND RESULTS FOR THE FIRST QUARTER OF FISCAL 2015

Red Bank, N.J. February 13, 2015 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the first quarter of fiscal 2015 which appear below compared with the first quarter of fiscal 2014.

                            1st Fiscal Qtr.   1st Fiscal Qtr.    Percentage
                            Ended 1/31/2015   Ended 1/31/2014      Change
                            ---------------   ---------------    ----------
Total Royalty Income          $3,442,713         $5,295,533       - 34.99%
Net Income                    $3,096,916         $4,958,808       - 37.55%
Distribution per Unit           $0.35              $0.54          - 35.19%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The decline in net income between the first quarter of fiscal 2015 and the first quarter of fiscal 2014 primarily resulted from the combination of lower gas sales, lower gas prices and lower average exchange rates under both the Mobil and OEG Agreements. The figures for "Total Royalties Received" shown in the table above reflect the various adjustments, both positive and negative, that occur during the quarter. The figures for "Gas Royalties" shown in the table below are based solely on the actual gas sales shown in the table and do not reflect any adjustments. This information is intended to illustrate trends based on actual gas sales in each quarter. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on February 27, 2015.

        Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
        ---------------------------------------------------------------
                          4th Calendar Qtr.  4th Calendar Qtr.   Percentage
                          Ended 12/31/2014   Ended 12/31/2013      Change
                          ----------------   ----------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               7.876             8.108           -  2.86%
Gas Prices (Ecents/Kwh)(2)      2.3538            2.7458           - 14.28%
Average Exchange Rate (3)       1.2127            1.3597           - 10.81%
Gas Royalties                $2,577,934        $3,479,344          - 25.91%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 23.497            25.467           -  7.74%
Gas Prices (Ecents/Kwh)         2.4808            2.7962           - 11.28%
Average Exchange Rate           1.1973            1.3604           - 11.99%
Gas Royalties                $1,129,397        $1,604,867          - 29.63%


    (1) Billion cubic feet     (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers


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Trust expenses for the first quarter of fiscal 2015 increased 2.22% or $7,568 to $349,209 in comparison to $341,641 in the first quarter of fiscal 2014.
The increase in costs reflects a shift in the timing of payments associated with the mailing of the materials for the annual meeting.

The previously declared distribution of 35 cents per unit will be paid on February 25, 2015 to owners of record as of February 13, 2015. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.